CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 4, 2024 (the “Effective Date”)

Term	Means
“Existing Agreement”	The Distribution Agreement among ALPS, the Sponsor and the Trust dated April 16, 2018

“ALPS”	ALPS Distributors, Inc.

“Sponsor”	PDR Services LLC

“Trust”	SPDR Dow Jones Industrial Average ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Distributors, Inc.		Sponsor

By:	/s/ Stephen Kyllo	By:	/s/ Douglas Yones
Name:	Stephen Kyllo	Name:	Douglas Yones
Title:	SVP & Director	Title:	Head of Exchange Traded Funds, NYSE

Trust

By: State Street Global Advisors Trust Company, not in its general corporate capacity but solely as Trustee of the Trust

By:	/s/ Chad C. Hallett
Name:	Chad C. Hallett
Title:	Vice President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Section l.3(a) of Exhibit 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following new Sections l.3(a):

“(a) The Distributor agrees, as agent for the Trust, that all orders to create and redeem Units in Creation Unit size aggregations must be placed with the Distributor by an Authorized Participant and it is the responsibility of the Distributor to transmit such orders to the Trustee, as described in the Registration Statement and in accordance with the provisions thereof.”

2.	The first 2 sentences of Section l .3(b) of Exhibit 1 of the Existing Agreement shall be deleted in their entirety and replaced with the following:

“(b) The right granted to the Distributor to receive all orders to create and redeem Units in Creation Unit size aggregations and to transmit such orders to the Trustee shall be exclusive, and no other principal underwriter or distributor shall be granted such right; provided, however, that nothing herein shall affect or limit the right and ability of the Trustee to accept Portfolio Deposits and related Cash Components (each as defined in the Prospectus) through or outside of the Units Clearing Process, and as provided in and in accordance with the then-current Prospectus. The exclusive right to place creation and redemption orders for Units granted to the Distributor may be waived by the Distributor by notice to the Trust and the Sponsor in writing, either unconditionally or subject to such conditions and limitations as may be set forth in such notice to the Trust and the Sponsor.”

3.	Section 2.2(b)-Subsection (i) of Exhibit 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(b) The Distributor shall bear the following costs and expenses relating to the distribution of Units: (i) the costs (other than those payable pursuant to the Trust’s agreement with the Depository) of processing and maintaining records of creations and redemptions of Creation Units;”

4.	The third to last sentence of Section 3.1 of Exhibit 1 of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“The indemnification agreement contained in this Section 3.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnitee and shall survive the sale of any Creation Units of shares made pursuant to purchase and redemption orders obtained by the Indemnitee.”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.